                                                                    EXHIBIT 99.1


NEWS RELEASE

                                                                  [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACTS:
APRIL 23, 2002                              PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


                VERIZON REPORTS SOLID FIRST-QUARTER ADJUSTED EPS
                 OF 72 CENTS IN CHALLENGING ECONOMIC ENVIRONMENT

                           -- 2002 OUTLOOK UPDATED --

          COMPANY REPORTS CONTINUED STRONG GROWTH IN LONG DISTANCE, DSL
                AND OUTSTANDING FINANCIAL PERFORMANCE OF WIRELESS


                            FIRST-QUARTER HIGHLIGHTS

o 8.2 million long-distance customers, with 800,000 customer additions in the quarter for a nearly 60 percent increase year-over-year.

o 1.35 million digital subscriber lines (DSL) with approximately 150,000 net additions in the quarter, representing an 88 percent increase year-over-year.

o 29.6 million domestic wireless customers -- 452,000 retail net additions (including wireless property acquisitions) in quarter offset by resellers for a net gain of 186,000.

o   10.4 percent increase in data transport revenues.

o   6.4 percent reduction in Domestic Telecom cash expenses.

o   $3.5 billion improvement in free cash flow.

                              UPDATED 2002 GUIDANCE

o Revenue growth, 0 to 1 percent; Earnings Per Share (EPS), $3.12 to $3.17; capital expenditures, $14 to $15 billion.

Verizon News Release, page 2

         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today reported adjusted diluted earnings per share of 72 cents for the first quarter 2002, as long-distance and DSL customer growth, increased profitability in wireless and continued excellent cost controls combined to help mitigate the effects of the economic downturn. The company also revised guidance based on what it sees as a more sustained impact of the economy in 2002.

         Reported results, which incorporate the net after-tax effect of gains and charges, are detailed below and include $2.5 billion in charges for goodwill, investments and other items. Verizon announced on April 9 that it expected to report these charges today.

         First-quarter adjusted operating revenues of $16.4 billion and first-quarter adjusted operating expenses of $12.5 billion both declined 0.6 percent -- from $16.5 billion and $12.6 billion, respectively -- compared to the prior-year period. Adjusted results reflect operations on a comparable basis of Telecomunicaciones de Puerto Rico, Inc. (PRTC), which was consolidated during the quarter, and CTI Holdings, which was deconsolidated during the quarter.

                              'LONG-TERM STRENGTH'

         Verizon CEO Ivan Seidenberg said, "Due to the long-term strength of our business model, Verizon is uniquely positioned to mitigate the effects of technology substitution and competition that have produced an ongoing, anticipated shift in our traditional revenue base. Our investments in long distance, DSL and wireless are fueling customer growth and retention, and repositioning our sources of revenue for the future.

         "We are also continuing to focus on product introductions and innovation, such as our recent, aggressive deployment of the Verizon Wireless Express Network, based on next-generation 1XRTT technology. Meanwhile, merger synergies have given us the advantage of being able to maintain our margins through sustainable cost-control measures," Seidenberg said.

         Verizon said as it looks to the remainder of 2002, the length and depth of the economic slowdown will continue to have an overlay across all its businesses. The company does not anticipate any meaningful effects from an economic turnaround until 2003, and it has updated financial guidance accordingly.

         Seidenberg said, "As the economy continues to be challenging, our focus will remain on the business fundamentals within our control. We have institutionalized cost reduction and

Verizon News Release, page 3


productivity gains, and we continue to strengthen our cash flows by divesting non-strategic assets, re-aligning our debt portfolio and effectively managing our capital expense budget."

         Verizon's debt-portfolio strategy includes a reduction in its overall debt and reduced levels of commercial paper. During the past quarter, Verizon reduced overall debt by $1.4 billion to $62.9 billion from $64.3 billion at year-end 2001. Verizon also reduced commercial paper by $2.2 billion in the quarter, to $10.6 billion from $12.8 billion. Free cash flow (cash from operating activities, less capital expenditures and dividends) improved by $3.5 billion, primarily driven by lower capital spending in the first quarter 2002.

         Further improvement in the debt profile will occur upon return, expected soon, of $1.5 billion of the company's deposit from the Federal Communications Commission (FCC) in connection with the disputed NextWave wireless licenses and upon completion of previously announced wireline property sales, expected in the second half of 2002.

         For the fourth consecutive quarter, Verizon's largest business unit, Domestic Telecom, decreased its adjusted cash expenses over the prior-year period. In the first quarter, the unit's adjusted cash expenses were down 6.4 percent to $5.6 billion from $6.0 billion in the first quarter 2001. Domestic Telecom's expense-control and productivity initiatives, such as capturing attrition and reductions in overtime expenses, produced an equivalent headcount reduction of 12,000 in the first quarter.

                              UPDATED 2002 GUIDANCE

         Verizon has updated guidance as follows:

            o Comparable adjusted revenue growth of 0 to 1 percent, revised from 3 to 5 percent.

            o     EPS of $3.12 to $3.17, revised from $3.20 to $3.30.

            o Capital expenditures of $14 to $15 billion, revised from $15 to $16 billion.

         Year-end total-customer targets are unchanged for long distance (10 million plus) and DSL (1.8 to 2 million customers).

Verizon News Release, page 4

                                REPORTED RESULTS

         For the first quarter 2002, Verizon reported a consolidated loss of $0.5 billion, or 18 cents per diluted share, compared to consolidated net income of $1.6 billion, or 58 cents per share, in the first quarter 2001.

         Results for the first quarter 2002 include net charges totaling $2.5 billion, or 90 cents per diluted share. These charges include $0.5 billion for goodwill and other intangible assets, as required by Statement of Financial Accounting Standards (FAS) No. 142. They also included charges totaling $2.0 billion to reflect the current market values of investments, primarily a $1.4 billion charge related to CANTV in Venezuela, and charges related to CTI in Argentina and Metromedia Fiber Network (MFN) in the U.S. Both CTI and MFN have been completely written down. The asset sales and other items include a gain on the previously announced sale of TSI Telecommunication Services, partially offset by costs associated with the exit of the video business, and merger transition costs.

         Reported first-quarter operating revenues rose to $16.4 billion, up 0.7 percent compared to the first quarter 2001.

         Following are first-quarter highlights from Verizon's four business segments.

                            FIRST-QUARTER HIGHLIGHTS

DOMESTIC TELECOM:

o Verizon, the nation's fourth largest long-distance company, added more than 800,000 new long-distance customers in the first quarter, for a total of 8.2 million customers. This represents an increase of 3.0 million customers year-over-year, or nearly 60 percent.

o More than 45 percent of Verizon's long-distance customers come from states where the service was most recently introduced -- New York, Massachusetts, Pennsylvania, Connecticut and Rhode Island. Verizon now has 2.4 million customers in New York, 731,000 in Massachusetts and 512,000 in Pennsylvania.

o Verizon received FCC approval to sell long distance in Vermont on April 17 and will begin offering service in the state on April 30. The company currently has applications at the FCC for New Jersey and Maine, with FCC decisions expected during the second quarter. Including Vermont, Verizon offers long distance in 42 states and is targeting the completion of the FCC filing process in all former Bell Atlantic jurisdictions by year-end.

o Verizon added 150,000 new DSL lines, for a total of 1.35 million lines -- an 88 percent year-over-year increase. At the same time, customer service levels continue to show improvement.

Verizon News Release, page 5


o Sales of packages of wireline services increased by nearly 1.7 million year-over-year, with over half of Verizon's new lines installed with packages. Premium packages were introduced in Verizon's western states in the first quarter.

o Verizon's new ONE-BILL service, which bundles Verizon wireline and wireless charges on a single monthly bill, was expanded to New Jersey and Connecticut in the first quarter, after successful launches in New York and Massachusetts. Meanwhile, the company has begun trials to test bundling of local, long-distance, wireless and Internet services on one bill with a discount.

o Domestic access line equivalents increased 11 percent to 133.8 million, compared to the first quarter 2001.

o On March 22, the FCC approved pricing flexibility for Verizon's special-access rates in 20 metropolitan areas. Approximately $1.6 billion of the company's annual $4.8 billion in special-access revenues are no longer subject to price caps or productivity-factor reductions.

o Data Services revenues grew to more than $1.8 billion, driven by 10.4 percent quarterly growth for Data Transport Services over the same period last year.

o In the enterprise (large-business) market, Verizon's Enterprise Solutions Group (ESG) in February won a competitive bid to provide the U.S. General Services Administration with local communications services to federal agencies and offices in the Norfolk, Va., area.

VERIZON WIRELESS:

o During the first quarter 2002, Verizon Wireless continued to report strong results in several key performance metrics, including profitability, cost structure and churn. Operating cash flow margin was a strong 38 percent for the quarter.

o The company also continued to preserve the high-quality profile of its customer base. Total retail customers grew to 27.8 million in the first quarter, an 11 percent increase year-over-year. Total customers grew to 29.6 million, a 9 percent increase year-over-year. Retail customers, who generally have higher service revenue and greater loyalty, now comprise 94 percent of the subscriber base, up from 92 percent for the first quarter 2001. Retail subscribers account for 98 percent of service revenue.

o The company added 452,000 retail subscribers, including 68,000 subscribers added through the Dobson Cellular and Alabama Wireless property acquisitions, compared to 451,000 retail subscribers added during the first quarter last year. The retail subscriber growth was offset by the loss of 266,000 reseller customers, compared to a gain of 67,000 reseller subscribers during the first quarter last year. As a result, combined net adds in the first quarter were 186,000, compared to 518,000 last year.

Verizon News Release, page 6


o Total company churn, including both retail and resellers, was 2.6 percent. Total retail churn was 2.3 percent for the quarter, down from 2.8 percent in the year-earlier period. Post-paid retail churn was 2.0 percent, down from
    2.2 percent in the first quarter 2001.

o Verizon Wireless continues to have the most digital customers of any U.S. wireless carrier, with 24 million digital customers, or 80 percent of its subscriber base.

o Service revenues for the quarter grew nearly 9 percent to $4.1 billion, with total revenues up more than 8 percent to $4.4 billion. Service-revenue-per-subscriber decreased by less than 1 percent to $46 in the first quarter, while cash-expense-per-subscriber decreased almost 2 percent to $28. Operating cash flow increased more than 10 percent to $1.6 billion.

o During the quarter, the company introduced pricing, messaging and data innovations to position it for long-term growth. In February, the company launched America's Choice pricing to increase the company's profitability and competitive advantage of having the largest built-out footprint. The company is seeing high demand for America's Choice among retail customers, with 66 percent of new contract customers choosing these plans.

o Text messaging continues to gain in popularity, with messaging traffic during the first quarter increasing 86 percent over the prior quarter. The company this month introduced inter-carrier text messaging, which is expected to enhance the popularity and growth of two-way SMS (Short Messaging Services).

o The company continued to aggressively build out its 1XRTT 3G Network, the first and only sizeable next-generation wireless network in the country. More than one-third of the Verizon Wireless network, an area covering a population of 74 million, now is converted to 1XRTT technology, which provides consistent data speeds of 40 to 60 kilobits per second, with bursts up to 144 kbps. This Express Network is available to customers in major markets around the country, including New York; Boston; Washington, D.C.; Dallas; Chicago; San Francisco; and Portland, Ore.

INTERNATIONAL:

         Reflects deconsolidation of CTI to the equity method and consolidation of PRTC in both the current and prior periods.

o Revenues from consolidated international operations grew $24 million over first quarter 2001 to $751 million. Total proportionate revenues were $1.4 billion in the first quarter 2002, an increase of $63 million compared to prior year.

o First-quarter operating income was $117 million, with operating cash flow of $253 million.

o The number of proportionate international wireless customers served by Verizon investments increased by 1.7 million to 9.4 million, a 22.1 percent increase over 2001.

o In March, Verizon Global Solutions announced the launch of high-speed international private line and frame relay services over its managed global network. ESG is marketing the

Verizon News Release, page 7



    services as part of the business unit's long-distance offering to large multinational corporations and government customers. In the first quarter, a number of large businesses and organizations have signed agreements for these services.

INFORMATION SERVICES:

o Revenues from Verizon's directory publishing and electronic commerce operations were $803 million in the first quarter, an increase of 1.8 percent from first quarter 2001. Revenues from SuperPages.com, Verizon's Internet directory service, grew 83.8 percent over first quarter 2001 as Information Services continues to strengthen its leadership position in online directory services.

o Operating income of $354 million increased 0.6 percent from the first quarter 2001.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
133.8 million access line equivalents and approximately 29.6 million wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and nearly 248,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

ON THE INTERNET: Verizon news releases, executive speeches, biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for personalized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry and expansion in the national long-distance market; our ability to satisfy regulatory merger conditions and obtain combined company revenue enhancements and cost savings; the profitability of our broadband operations; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the outcome of litigation concerning the FCC NextWave spectrum auction; the continuing financial needs of Genuity Inc., our ability to convert our ownership interest in Genuity into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - REPORTED BASIS
--------------------------------------------------------------------------------



                                                         (dollars in millions, except per share amounts)

                                                          3 Mos. Ended     3 Mos. Ended
Unaudited                                                      3/31/02          3/31/01         % Change
---------                                                 ------------    -------------         --------
OPERATING REVENUES                                            $ 16,375         $ 16,266               .7

Operations and support expense                                   9,764            9,299              5.0
Depreciation and amortization expense                            3,320            3,360             (1.2)
Sales of assets, net                                              (220)              --               --
                                                              --------         --------

OPERATING INCOME                                                 3,511            3,607             (2.7)
Equity in income (loss) from unconsolidated businesses          (1,543)             216                *
Other income and (expense), net                                     65               70             (7.1)
Interest expense                                                  (814)            (921)           (11.6)
Minority interest                                                 (243)             (98)           148.0
Mark-to-market adjustment - financial instruments                   (3)            (116)           (97.4)
Provision for income taxes                                        (969)          (1,004)            (3.5)
                                                              --------         --------
INCOME FROM CONTINUING OPERATIONS                                    4            1,754            (99.8)
Extraordinary item, net of tax                                      (9)              --               --
Cumulative effect of accounting change                            (496)            (182)           172.5
                                                              --------         --------
NET INCOME (LOSS)                                             $   (501)        $  1,572           (131.9)
                                                              ========         ========

DILUTED EARNINGS (LOSS) PER SHARE (1)                         $   (.18)        $    .58           (131.0)
Weighted average number of common
      shares-assuming dilution (in millions)                     2,732            2,725

FOOTNOTE:

(1) Diluted Earnings (Loss) per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares.

*    Not meaningful

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - ADJUSTED BASIS
--------------------------------------------------------------------------------


                                                                     (dollars in millions, except per share amounts)

                                                                          3 Mos. Ended    3 Mos. Ended
Unaudited                                                                      3/31/02         3/31/01      % Change
---------                                                                 ------------      ----------      --------
OPERATING REVENUES
      Domestic Telecom                                                      $   10,474      $   10,920          (4.1)
      Domestic Wireless                                                          4,374           4,046           8.1
      International                                                                751             727           3.3
      Information Services                                                         803             789           1.8
      Other                                                                        (27)            (16)         68.8
                                                                            ----------      ----------
TOTAL OPERATING REVENUES                                                        16,375          16,466           (.6)
                                                                            ----------      ----------

OPERATING EXPENSES
      Operations and support expense                                             9,210           9,206            --
      Depreciation and amortization expense                                      3,320           3,394          (2.2)
                                                                            ----------      ----------
TOTAL OPERATING EXPENSES                                                        12,530          12,600           (.6)
                                                                            ----------      ----------

OPERATING INCOME                                                                 3,845           3,866           (.5)
Equity in income from unconsolidated businesses                                    146             167         (12.6)
Other income and (expense), net                                                     65              69          (5.8)
Interest expense                                                                  (814)           (899)         (9.5)
Minority interest                                                                 (255)           (169)         50.9
Provision for income taxes                                                      (1,018)         (1,078)         (5.6)
                                                                            ----------      ----------
ADJUSTED NET INCOME                                                         $    1,969      $    1,956            .7
                                                                            ==========      ==========

DILUTED ADJUSTED EARNINGS PER SHARE (1)                                     $      .72      $      .72            --
Weighted average number of common
      shares-assuming dilution (in millions)                                     2,732           2,725


FOOTNOTES:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results; reflects the deconsolidation of CTI to the equity method in both periods; current and prior years reflect consolidated PRTC results.

(1) Prior year depreciation and amortization includes amortization of $.03 per diluted share related to intangible assets that are no longer being amortized, as required by FAS 142.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
EARNINGS RECONCILIATIONS
--------------------------------------------------------------------------------


                                                         (dollars in millions, except per share amounts)


                                                         3 Mos. Ended 3/31/02      3 Mos. Ended 3/31/01
Unaudited                                               Net Income  Diluted EPS   Net Income  Diluted EPS
---------                                               ----------  -----------   ----------  -----------
REPORTED EARNINGS (LOSS)                                   $  (501)     $  (.18)     $ 1,572      $   .58
Adjustments:
     Mark-to-market adjustment - financial instruments           3           --          114          .04
     Sales of assets, net                                     (116)        (.04)          --           --
     Transition costs                                           52          .02           88          .03
     Cumulative effect of accounting change                    496          .18          182          .07
     Investment-related charges
           CANTV                                             1,400          .51           --           --
           MFN                                                 436          .16           --           --
           CTI                                                 190          .07           --           --
     Extraordinary item                                          9           --           --           --
                                                           -------      -------      -------     --------
ADJUSTED EARNINGS                                          $ 1,969      $   .72      $ 1,956     $    .72
                                                           =======      =======      =======     ========



--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
SELECTED FINANCIAL AND OPERATING STATISTICS
--------------------------------------------------------------------------------

                                (dollars in millions, except per share amounts)

                                                     3 Mos. Ended  3 Mos. Ended
Unaudited                                                 3/31/02       3/31/01
---------                                            ------------  ------------
Debt ratio - end of period                                   67.0%         64.1%

Book value per common share                              $  11.39      $  12.83

Cash dividends declared per common share                 $  0.385      $  0.385

Common shares outstanding (in millions)
     End of period                                          2,723         2,704

Capital expenditures
     Domestic Telecom                                    $  1,479      $  3,339
     Domestic Wireless                                        812           988
     International                                             62           111
     Information Services                                      13             9
     Other                                                      8            31
                                                         --------      --------
     Total                                               $  2,374      $  4,478
                                                         ========      ========

Total employees (1)                                       247,742       265,077

(1)  Prior period adjusted to reflect comparable results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                          (dollars in millions)

Unaudited                                                 3/31/02       12/31/01       $ Change
---------                                               ---------     ----------      ---------
ASSETS
     Current assets
        Cash and cash equivalents                       $   1,015      $     979      $      36
        Short-term investments                              1,364          1,991           (627)
        Accounts receivable, net                           15,412         14,254          1,158
        Inventories                                         1,770          1,968           (198)
        Net assets held for sale                            1,232          1,199             33
        Prepaid expenses and other                          3,379          2,796            583
                                                        ---------      ---------      ---------
     Total current assets                                  24,172         23,187            985
                                                        ---------      ---------      ---------
     Plant, property and equipment                        173,189        169,586          3,603
        Less accumulated depreciation                      98,868         95,167          3,701
                                                        ---------      ---------      ---------
                                                           74,321         74,419            (98)
                                                        ---------      ---------      ---------
     Investments in unconsolidated businesses               7,615         10,202         (2,587)
     Intangible assets                                     45,127         44,262            865
     Other assets                                          20,090         18,725          1,365
                                                        ---------      ---------      ---------
TOTAL ASSETS                                            $ 171,325      $ 170,795      $     530
                                                        =========      =========      =========

LIABILITIES AND SHAREOWNERS' INVESTMENT

     Current liabilities
        Debt maturing within one year                   $  16,344      $  18,669      $  (2,325)
        Accounts payable and accrued liabilities           13,120         13,947           (827)
        Other                                               5,646          5,404            242
                                                        ---------      ---------      ---------
     Total current liabilities                             35,110         38,020         (2,910)
                                                        ---------      ---------      ---------
     Long-term debt                                        46,580         45,657            923
     Employee benefit obligations                          13,454         11,898          1,556
     Deferred income taxes                                 18,375         16,543          1,832
     Other liabilities                                      4,273          3,989            284

     Minority interest                                     22,526         22,149            377

     Shareowners' investment
        Common stock                                          275            275             --
        Contributed capital                                24,685         24,676              9
        Reinvested earnings                                 9,065         10,704         (1,639)
        Accumulated other comprehensive loss               (1,455)        (1,187)          (268)
                                                        ---------      ---------      ---------
                                                           32,570         34,468         (1,898)

        Less common stock in treasury, at cost                867          1,182           (315)
        Less deferred compensation -
           employee stock ownership plans and other           696            747            (51)
                                                        ---------      ---------      ---------
     Total shareowners' investment                         31,007         32,539         (1,532)
                                                        ---------      ---------      ---------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT           $ 171,325      $ 170,795      $     530
                                                        =========      =========      =========

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                     (dollars in millions)

                                                                 3 Mos. Ended    3 Mos. Ended
Unaudited                                                             3/31/02         3/31/01     $ Change
---------                                                        ------------    ------------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income before extraordinary item and cumulative effect
     of accounting change                                             $     4         $ 1,754      $(1,750)
Adjustments to reconcile income before extraordinary
     item and cumulative effect of accounting change to net cash provided by operating activities:
        Depreciation and amortization                                   3,320           3,360          (40)
        Sales of assets, net                                             (220)             --         (220)
        Mark-to-market adjustment - financial instruments                   3             116         (113)
        Employee retirement benefits                                     (405)           (476)          71
        Deferred income taxes                                             369             416          (47)
        Provision for uncollectible accounts                              602             364          238
        Equity in unconsolidated businesses                             1,543            (216)       1,759
        Changes in current assets and liabilities, net of
          effects from acquisition/disposition of businesses             (886)         (2,170)       1,284
        Other, net                                                        148             (46)         194
                                                                      -------         -------      -------
Net cash provided by operating activities                               4,478           3,102        1,376
                                                                      =======         =======      =======


CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                   (2,374)         (4,478)       2,104
Acquisitions, net of cash acquired, and investments                      (930)         (2,099)       1,169
Proceeds from disposition of businesses                                   728              --          728
Net change in short-term investments                                      532             577          (45)
Other, net                                                                 24            (454)         478
                                                                      -------         -------      -------
Net cash used in investing activities                                  (2,020)         (6,454)       4,434
                                                                      -------         -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                      2,980           2,941           39
Repayments of long-term borrowings and capital lease obligations       (2,224)           (798)      (1,426)
Increase (decrease) in short-term obligations,
     excluding current maturities                                      (2,385)          2,205       (4,590)
Dividends paid                                                         (1,051)         (1,040)         (11)
Proceeds from sale of common stock                                        222              77          145
Other, net                                                                 36            (101)         137
                                                                      -------         -------      -------
Net cash provided by (used in) financing activities                    (2,422)          3,284       (5,706)
                                                                      -------         -------      -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           36             (68)         104
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            979             757          222
                                                                      -------         -------      -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $ 1,015         $   689      $   326
                                                                      =======         =======      =======

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                 (dollars in millions)

                                           3 Mos. Ended      3 Mos. Ended
Unaudited                                       3/31/02           3/31/01     % Change
---------                                  ------------      ------------     --------
OPERATING REVENUES
      Local services                            $ 5,235           $ 5,620         (6.9)
      Network access services                     3,457             3,292          5.0
      Long distance services                        779               762          2.2
      Other services                              1,003             1,246        (19.5)
                                                -------           -------
TOTAL OPERATING REVENUES                         10,474            10,920         (4.1)
                                                -------           -------

OPERATING EXPENSES
      Operations and support                      5,578             5,957         (6.4)
      Depreciation and amortization               2,365             2,283          3.6
                                                -------           -------
TOTAL OPERATING EXPENSES                          7,943             8,240         (3.6)
                                                -------           -------

OPERATING INCOME                                $ 2,531           $ 2,680         (5.6)
OPERATING INCOME MARGIN                            24.2%             24.5%

OPERATING CASH FLOW                             $ 4,896           $ 4,963         (1.3)
OPERATING CASH FLOW MARGIN                         46.7%             45.4%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.



--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS
--------------------------------------------------------------------------------


                                                        3 Mos. Ended    3 Mos. Ended
Unaudited                                                    3/31/02         3/31/01     % Change
---------                                               ------------    ------------     ---------
Switched access lines in service (000)
      Residence                                               39,347          40,026         (1.7)
      Business                                                21,296          22,230         (4.2)
      Public                                                     584             647         (9.7)
                                                            --------        --------
Total                                                         61,227          62,903         (2.7)
      Special DSO equivalents                                 72,537          58,068         24.9
                                                            --------        --------
Total voice grade equivalents (000)                          133,764         120,971         10.6
                                                            --------        --------

Resale & UNE-P lines (000)                                     3,679           3,627          1.4
Minutes of use from Carriers and CLECs (in millions)          67,110          72,572         (7.5)
Long distance subscribers (excl. Verizon CLEC) (000)           8,243           5,194         58.7

High capacity and digital data revenues ($ in millions)
Data transport                                              $  1,681        $  1,522         10.4
Data solutions                                                   164             179         (8.4)
                                                            --------        --------
Total revenues                                              $  1,845        $  1,701          8.5
                                                            --------        --------

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
VERIZON WIRELESS - SELECTED OPERATING RESULTS
--------------------------------------------------------------------------------


                                                                   (dollars in millions)

                                           3 Mos. Ended        3 Mos. Ended
Unaudited                                       3/31/02             3/31/01     % Change
---------                                  ------------        ------------     --------
REVENUES
     Service revenues                           $ 4,052             $ 3,731          8.6
     Equipment and other                            322                 315          2.2
                                                -------             -------
TOTAL REVENUES                                    4,374               4,046          8.1
                                                -------             -------

OPERATING EXPENSES
     Operations and support                       2,819               2,637          6.9
     Depreciation and amortization                  781                 919        (15.0)
                                                -------             -------
TOTAL OPERATING EXPENSES                          3,600               3,556          1.2
                                                -------             -------

OPERATING INCOME                                $   774             $   490         58.0

OPERATING CASH FLOW                             $ 1,555             $ 1,409         10.4
OPERATING CASH FLOW MARGIN                         38.4%               37.8%

SELECTED OPERATING STATISTICS
Subscribers (000)                                29,584              27,122          9.1
Penetration                                        13.3%               12.3%
Subscriber net adds in period * (000)               186                 518        (64.1)
Total churn rate, including prepaid                 2.6%                2.9%

FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Prior period penetration rates have been adjusted to reflect updated census and network coverage data.

* Includes acquisition of 68,000 subscribers in 2002.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
INTERNATIONAL - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                         (dollars in millions)

                                                  3 Mos. Ended    3 Mos. Ended
Unaudited                                              3/31/02         3/31/01        % Change
---------                                         ------------    ------------        --------
OPERATING REVENUES                                     $   751         $   727             3.3

OPERATING EXPENSES
     Operations and support                                498             455             9.5
     Depreciation and amortization                         136             139            (2.2)
                                                        ------          ------
TOTAL OPERATING EXPENSES                                   634             594             6.7
                                                        ------          ------

OPERATING INCOME                                       $   117         $   133           (12.0)

OPERATING CASH FLOW                                    $   253         $   272            (7.0)
OPERATING CASH FLOW MARGIN                                33.7%           37.4%

EQUITY IN INCOME FROM UNCONSOLIDATED BUSINESSES        $   176         $   168             4.8


PROPORTIONATE INFORMATION
Revenues                                               $ 1,375         $ 1,312             4.8
Operating income                                       $   288         $   324           (11.1)
Operating cash flow                                    $   530         $   555            (4.5)

Access lines (000)                                       3,408           3,219             5.9
Wireless subscribers (000)                               9,382           7,682            22.1


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results; reflects the deconsolidation of CTI to the equity method in both periods; current and prior years reflect consolidated PRTC results.



--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                (dollars in millions)

                                        3 Mos. Ended    3 Mos. Ended
Unaudited                                    3/31/02         3/31/01        % Change
---------                               ------------    ------------        --------
OPERATING REVENUES                            $  803          $  789             1.8

OPERATING EXPENSES
     Operations and support                      434             416             4.3
     Depreciation and amortization                15              21           (28.6)
                                              ------          ------
TOTAL OPERATING EXPENSES                         449             437             2.7
                                              ------          ------

OPERATING INCOME                              $  354          $  352              .6

OPERATING CASH FLOW                           $  369          $  373            (1.1)
OPERATING CASH FLOW MARGIN                      46.0%           47.3%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.